For Immediate Release

Can-Cal Announces US$500,000 Convertible Debenture Financing and
Appointment of Dr. Michael Giuffre to the Board of Directors

October 24, 2012, Las Vegas, Nevada, USA Can-Cal Resources Ltd. (“Can-Cal”) (Trading Symbol: NASDAQ OTCBB – “CCRE”) announced today a non-brokered US$500,000 Convertible Debenture private placement.  The Debentures are unsecured and mature three years after the date of issue.  The principal amount of the Debentures shall accrue interest at a rate of 12% per annum, compounded and payable quarterly. The principal amount (excluding interest) shall be convertible in whole or in part at any time at the option of the holder until the maturity date at a conversion price of US$0.20 per common share in year one, US$0.35 in year two and US$0.50 in year three.  Can-Cal can redeem the Debentures at any time following the date that is 18 months from issuance until the maturity date.

The use of proceeds will include but not limited to, i) exploitation of the Wikieup, Arizona property, including a drilling program; and ii) strategic working capital reserve.

In connection with the debenture private placement, Can-Cal is terminating the previously announced US$0.10 Unit private placement.

Can-Cal is also pleased to announce that Dr. Michael Giuffre has been appointed to the board of directors. Dr. Giuffre MD, MBA is currently “Clinical Professor” of Cardiac Sciences and Pediatrics in the Faculty of Medicine at the University of Calgary and a recipient of the “Distinguished Fellow of the American Academy of Cardiology.” Dr Giuffre is also the current President of the Alberta Medical Association. He currently sits on the board of FoodChek Systems, a private Life Sciences company; DiaMedica, a biotechnology company currently traded on the TSX; and UNICEF Canada. Dr. Giuffre is a past Board member of MedMira, a public biotechnology company in rapid HIV and hepatitis diagnostics, and is a past consultant for Redsky Inc. that was sold to Research In Motion (RIM).

Dr. Giuffre stated:  “Can-Cal has recently made progressive changes to its board and its strategic plan towards the delineation of target zones for a potential drilling program. I welcome the opportunity of being involved and contributing to the success of the Company. G. Michael Hogan, CEO of Can-Cal stated: We are pleased to welcome Dr. Giuffre to Can-Cal’s Board. In addition to his extensive medical knowledge, Dr. Giuffre brings broad experience at the corporate level. He has demonstrated that he is able to take complex issues, simplify them and apply them to unrelated corporate issues. This trait will be very welcome to the Board.

About Can-Cal Resources

Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on the following three properties: Pisgah, California, Cerbat and Wikieup, Arizona.

FOR FURTHER INFORMATION, PLEASE CONTACT:

G. Michael Hogan, Chief Executive Officer

Can-Cal Resources Ltd.
2500 Vista Mar Dr.
Las Vegas, Nevada 89128
Tel: (702) 243-1849
Email: mining@lvcoxmail.com
Website: www.can-cal.com

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.